EXHIBIT 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Exxon Mobil Corporation

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, without par value	Rule 457(c) and Rule 457(h)	30,000,000	$83.875	$2,516,250,000.00	0.0000927	$233,256.38
Total Offering Amounts					$2,516,250,000.00		$233,256.38
Total Fee Offsets							-
Net Fee Due							$233,256.38

(1) This Registration Statement also includes (i) pursuant to Rule 416(a) of the Securities Act of 1933, an indeterminate number of additional shares of the Registrant’s Common Stock, without par value, which may be necessary to adjust the number of shares reserved for issuance pursuant to the Plan by reason of any stock split, stock dividend or similar adjustment of the outstanding common stock of the Registrant and (ii) pursuant to Rule 416(c) under the Securities Act of 1933, an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2) Computed solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low prices per share of Common Stock on the New York Stock Exchange on April 27, 2022, which date is within five business days prior to filing this Registration Statement.